                              Exhibit 23(d)(1)(pp)
    Revised Investment Advisory Agreement (including Amendment) - TA IDEX UBS
                                 Large Cap Value

                          INVESTMENT ADVISORY AGREEMENT
                         TRANSAMERICA IDEX MUTUAL FUNDS

     This Agreement, entered into as of June 15, 2004 between Transamerica IDEX Mutual Funds, a Massachusetts business trust (referred to herein as the "Trust") and AEGON/Transamerica Fund Advisers, Inc., a Florida corporation (referred to herein as "ATFA"), to provide certain management and advisory services to certain series of shares of beneficial interest in the Trust as listed on the attached Schedule A to this Agreement (each a "Fund," collectively the "Funds").

     The Trust is registered as an open-end investment company registered under the Investment Company Act of 1940 ("1940 Act"), and consists of more than one series of shares, including the Funds. In managing the Funds, as well as in the conduct of certain of its affairs, the Trust wishes to have the benefit of the investment advisory services of ATFA and its assistance in performing certain management, administrative and promotional functions. ATFA desires to furnish services for the Trust and to perform the functions assigned to it under this Agreement for the considerations provided. Accordingly, the parties have agreed as follows:

     1. APPOINTMENT. The Trust hereby appoints ATFA as the Trust's investment adviser and administrator for the period and on the terms set forth in this Agreement. ATFA accepts such appointment and agrees to render or cause to be rendered the services set forth for the compensation herein specified. In all matters relating to the performance of this Agreement, ATFA will act in conformity with the Trust's Declaration of Trust, Bylaws and current registration statement applicable to the Funds as it may be supplemented from time to time, and with the instructions and direction of the Board of Trustees of the Trust, and will conform to and comply with the 1940 Act and all other applicable federal or state laws and regulations.

     2. INVESTMENT ADVISORY SERVICES. In its capacity as investment adviser to the Trust, ATFA shall have the following responsibilities:

     (a) to provide a continuous investment program for each Fund including advice as to the acquisition, holding or disposition of any or all of the securities or other assets which the Funds may own or contemplate acquiring from time to time, consistent with the Trust's Declaration of Trust and each Fund's investment objective and policies adopted and declared by the Board of Trustees and stated in the Funds' current Prospectus;

     (b) to cause the officers of ATFA to attend meetings and furnish oral or written reports, as the Trust may reasonably require, in order to keep the Trustees and appropriate officers of the Trust fully informed as to the conditions of the investment securities of the Funds, the investment recommendations of ATFA, and the investment considerations which have given rise to those recommendations; and

     (c) to supervise the purchase and sale of securities as directed by the appropriate officers of the Trust, including the selection of brokers and dealers to execute such transactions, consistent with paragraph 8 hereof.

     It is understood and agreed that ATFA intends to enter into Sub-Advisory Agreements with various sub-advisers for the Funds listed on Schedule A pursuant to which ATFA may delegate some or all of its responsibilities under this
Section 2. The compensation to be paid to each sub-adviser for such services shall be set forth in each Sub-Advisory Agreement; provided, however, that each such Agreement shall be approved by the Board of Trustees, including a majority of the Trustees who are not parties to the Sub-Advisory Agreements or interested persons (within the meaning of Section 2(a)(19) of the 1940 Act) of any such party (the "Disinterested Trustees"), and by the holders of the outstanding voting securities of each of the Funds in accordance with the requirements of
Section 15 of the 1940 Act, and shall otherwise be subject to, and contain such provisions as shall be required by, the 1940 Act.

     3. MANAGEMENT AND ADMINISTRATIVE SERVICES. ATFA shall furnish or make available to the Funds the services of executive and management personnel to supervise the performance of all administrative, record-keeping, shareholder relations, regulatory reporting and compliance, and all other functions of the Funds, including supervising and coordinating the services of the Funds' custodian and transfer agent. ATFA shall also assist in the preparation of reports to shareholders of the Funds and prepare sales literature promoting sale of the Funds' shares as requested by the Trust.

     4. ALLOCATION OF EXPENSES. During the term of this Agreement, each Fund will bear all expenses not expressly assumed by ATFA incurred in the operation of each Fund and the offering of its shares. Without limiting the generality of the foregoing:

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     (a) Each Fund shall pay (i) fees payable to ATFA pursuant to this
Agreement; (ii) the cost (including brokerage commissions, if any) incurred in connection with purchases and sales of each Fund's portfolio securities; (iii) expenses of organizing the Fund; (iv) filing fees and expenses relating to registering and qualifying and maintaining the registration and qualification of a Fund's shares for sale under federal and state securities laws; (v) its allocable share of the compensation, fees and reimbursements paid to the Trust's non-interested Trustees; (vi) custodian and transfer agent fees; (vii) legal and accounting expenses allocable to each Fund, including costs for local representation in Massachusetts and fees of special counsel, if any, for the independent Trustees; (viii) all federal, state and local tax (including stamp, excise, income and franchise taxes and the preparation and filing of all returns and reports in connection therewith; (ix) cost of certificates and delivery to purchasers; (x) expenses of preparing and filing reports with federal and state regulatory authorities; (xi) expenses of shareholders' meetings and of preparing, printing and distributing proxy statements (unless otherwise agreed to by the Trust and ATFA); (xii) costs of any liability, uncollectible items of deposit and other insurance or fidelity bonds; (xiii) any costs, expenses or losses arising out of any liability of or claim for damage or other relief asserted against the Trust for violation of any law; (xiv) expenses of preparing, typesetting and printing prospectuses and supplements thereto for existing shareholders and of reports and statements to shareholders; (xv) fees and expenses in connection with membership in investment company organizations and 12b-1 fees; and (xvi) any extraordinary expenses incurred by the Trust on behalf of the Funds;

     (b) ATFA shall pay (i) all expenses incurred by it in the performance of its duties under this Agreement; and (ii) compensation, fees and expenses of officers and Trustees of the Trust, except for such Trustees who are not interested persons (as defined in the 1940 Act) of ATFA;

     (c) If, for any fiscal year, the total expenses of a Fund, including, but not limited to: the fees to ATFA, compensation to its custodian, transfer agent, registrar, auditors and legal counsel, printing expense, and fees, compensation and expenses to Trustees who are not interested persons, exceed any expense limitation imposed by applicable state law, ATFA shall reimburse a Fund for such excess in the manner and to the extent required by applicable state law; provided, however, that ATFA shall reimburse each Fund for the amount of such expenses which exceed the expense cap of the Fund's average daily net assets as listed in Schedule A attached to this Agreement. For purposes of this sub-paragraph, "total expenses" shall not include interest, taxes, litigation expenses, brokerage commissions or other costs incurred in acquiring or disposing of any of a Fund's portfolio securities, expenses incurred pursuant to a Fund's Plan of Distribution under Rule 12b-1 of the 1940 Act, or any costs arising other than in the ordinary and necessary course of a Fund's business.

     5. OBLIGATIONS OF TRUST. The Trust shall have the following obligations under the Agreement:

     (a) to keep ATFA continuously and fully informed as to the composition of its investment portfolio of each Fund and the nature of all of its assets and liabilities from time to time;

     (b) to furnish ATFA with a certified copy of any financial statement or report prepared for a Fund by certified or independent public accountants, and with copies of any financial statements or reports made to its shareholders or to any governmental body or securities exchange;

     (c) to furnish ATFA with any further materials or information which ATFA may reasonably request to enable it to perform its functions under this Agreement; and

     (d) to compensate ATFA for its services in accordance with the provisions of Section 6 hereof.

     6. COMPENSATION. Each Fund shall pay to ATFA for its services a fee, computed daily and paid monthly, payable on the last day of each month during which or part of which this Agreement is in effect, as set forth in Schedule A attached to this Agreement, as it may be amended from time to time in accordance with Section 15 below. For the month during which this Agreement becomes effective and the month during which it terminates, however, there shall be an appropriate pro-ration of the fee payable for such month based on the number of calendar days of such month during which this Agreement is effective.

     7. TREATMENT OF INVESTMENT ADVICE. With respect to a Fund, the Fund shall retain full control over its own investment policies. However, the Trustees of the Trust may delegate to the appropriate officers of the Trust, or to a committee of Trustees, the power to authorize purchases, sales or other actions affecting each Fund in the interim between meetings of the Trustees, provided such action is consistent with the established investment policy of the Trustees and is reported to the Trustees at their next meeting.

     8. BROKERAGE COMMISSIONS. For purposes of this Agreement, brokerage commissions paid by a Fund upon the purchase or sale of its portfolio securities shall be considered a cost of securities of the Fund and shall be paid by the Fund. ATFA is authorized and directed to place a Fund's securities transactions, or to delegate to each sub-adviser the authority and direction to place a Fund's securities transactions, only with brokers and dealers who render satisfactory service in the execution of orders at the most favorable prices and at reasonable commission rates; provided, however, that ATFA or each sub-adviser, may pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if ATFA or each sub-adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of either that particular transaction or the overall responsibilities of ATFA or each sub-adviser. Notwithstanding the foregoing, the Trust shall retain the right to direct the placement of all securities transactions of each Fund, and the Trustees may establish policies or guidelines to be followed by ATFA and each sub-adviser in placing portfolio transactions for each Fund pursuant to the foregoing provisions. ATFA shall report on the placement of portfolio transactions each quarter to the Trustees of the Trust.

     9. PURCHASES BY AFFILIATES. Neither ATFA nor any officer or Director thereof shall take a long or short position in the securities issued by the Funds. This prohibition, however, shall not prevent the purchase from a Fund of shares issued by the Fund on behalf of the Trust, by the officers or Directors of ATFA (or by deferred benefit plans established for their benefit) at the current price available to the public, or at such price with reductions in sales charge as may be permitted by the Fund's current prospectus, in accordance with
Section 22(d) of the 1940 Act.

     10. TERM. This Agreement shall continue in effect, unless sooner terminated in accordance with its terms, for two years from its effective date, and shall continue in effect from year to year thereafter, provided such continuance is specifically approved at least annually by the vote of a majority of the Trustees of the Trust who are not parties hereto or interested persons (as that term is defined in Section 2(a)(19) of the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on the approval of the terms of such renewal, and by either the Trustees of the Trust or the affirmative vote of a majority of the Fund's outstanding voting securities (as defined in Section 2(a)(42) of the 1940 Act).

     11. TERMINATION. This Agreement may be terminated at any time, without penalty, by the Trustees of the Trust, or with respect to a Fund, by the shareholders of such Fund acting by vote of at least a majority of its outstanding voting securities (as defined in Section 2(a)(42) of the 1940 Act), provided in either case that 60 days' written notice of termination be given to ATFA at its principal place of business. This Agreement may be terminated by ATFA at any time by giving 60 days' written notice of termination to the Trust, addressed to its principal place of business.

     12. USE OF NAME. If this Agreement is terminated and ATFA no longer serves as investment adviser to the Funds, ATFA reserves the right to withdraw from the Trust the use of the name "Transamerica IDEX" with respect to the Funds or any name misleadingly implying a continuing relationship between the Funds and ATFA or any of its affiliates.

     13. LIABILITY OF ATFA. ATFA may rely on information reasonably believed by it to be accurate and reliable. Except as may otherwise be provided by the 1940 Act, neither ATFA nor its officers, directors, employees or agents shall be subject to any liability to the Trust or the Funds or any shareholder of the Funds for any error of judgment, mistake of law or any loss arising out of any investment or other act or omission in the course of, connected with or arising out of any service to be rendered hereunder, except by reason of willful misfeasance, bad faith or gross negligence in its performance of its duties or by reason of reckless disregard of its obligations and duties under this Agreement.

     14. ASSIGNMENT. This Agreement shall terminate automatically in the event of its assignment (as the term is defined in Section 2(a)(4) of the 1940 Act).

     15. AMENDMENTS. This Agreement may be amended only with the approval by the affirmative vote of a majority of the outstanding voting securities (as defined in Section 2(a)(42) of the 1940 Act) of each affected Fund and the approval by the vote of a majority of Trustees of the Trust who are not parties hereto or interested persons (as that term is defined in Section 2(a)(19) of the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on the approval of such amendment, unless otherwise permitted by the 1940 Act.

     16. PRIOR AGREEMENTS. This Agreement supersedes all prior agreements between the parties relating to the subject matter hereof, and all such prior agreements are deemed terminated upon the effectiveness of this Agreement.

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     17. LIMITATION OF LIABILITY. A copy of the Trust's Declaration of Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of the Trustees as Trustees of the Trust and not individually, and that the obligations under this Agreement are not binding upon any of the Trustees, officers, shareholders, agents or employees of the Trust individually, but binding only upon the assets and property of the Trust.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized signatories as of the date and year first above written.

ATTEST:                                 AEGON/TRANSAMERICA FUND ADVISERS, INC.


By:                                     By:
    ---------------------------------       ------------------------------------
Name: Kyle A. Keelan                    Name: Kim D. Day
Title: Senior Vice President            Title: Senior Vice President


ATTEST:                                 TRANSAMERICA IDEX MUTUAL FUNDS


By:                                     By:
    ---------------------------------       ------------------------------------
Name: Kyle A. Keelan                    Name: Kim D. Day
Title: Senior Vice President            Title: Senior Vice President

INVESTMENT ADVISORY AGREEMENT

SCHEDULE A

AS OF MARCH 1, 2005

FUND                                         INVESTMENT ADVISER COMPENSATION       EXPENSE CAP   TERMINATION DATE
----                                         -------------------------------       -----------   ----------------
TA IDEX EVERGREEN INTERNATIONAL SMALL   1.07% of the first $250 million of the     1.32%         March 31, 2006
CAP                                     Fund's average daily net assets; and
                                        1.00% of the Fund's average daily net
                                        assets over $250 million.

TA IDEX MARSICO INTERNATIONAL GROWTH    1.06% of the first $300 million of the     1.31%         March 31, 2006
                                        Fund's average daily net assets; 1.01%
                                        of the Fund's average daily net assets
                                        from $300 million to $400 million; 0.96%
                                        of the Fund's average daily net assets
                                        from $400 million up to $1 billion; and
                                        0.91% of the Fund's average daily net
                                        assets over $1 billion.

TA IDEX TRANSAMERICA SHORT-TERM BOND    0.65% of the first $250 million of the     0.85%         March 31, 2006
                                        Fund's average daily net assets; 0.60%
                                        of the Fund's average daily net assets
                                        over $250 million up to $500 million;
                                        0.575% of the Fund's average daily net
                                        assets over $500 million up to $1
                                        billion; and 0.55% of the Fund's average
                                        daily net assets over $1 billion.

TA IDEX UBS LARGE CAP VALUE             0.85% of the first $200 million of the     1.05%         March 31, 2006
                                        Fund's average daily net assets; 0.80%
                                        of

                                        the Fund's average daily net assets
                                        over $200 million up to $750 million;
                                        0.75% of the Fund's average daily net
                                        assets over $750 million up to $1
                                        billion; and 0.70% of the Fund's average daily net assets over $1 billion.

TA IDEX VAN KAMPEN EMERGING MARKETS     0.95% of the first $250 million of the     1.15%         March 31, 2006
DEBT                                    Fund's average daily net assets; 0.90%
                                        of the Fund's average daily net assets
                                        over $250 million up to $500 million;
                                        and 0.80% of the Fund's average daily
                                        net assets over $500 million.

TA IDEX VAN KAMPEN SMALL COMPANY        0.95% of the first $500 million of the     1.15%         March 31, 2006
GROWTH                                  Fund's average daily net assets; and
                                        0.85% of the Fund's average daily net
                                        assets over $500 million.

TA IDEX J.P. MORGAN MID CAP VALUE       0.85% of the first $100 million of the     1.05%         March 31, 2006
                                        Fund's average daily net assets; and
                                        0.80% of the Fund's average daily net
                                        assets over $100 million

TA IDEX MERCURY LARGE CAP VALUE         0.80% of the first $250 million of the     1.00%         March 31, 2006
                                        Fund's average daily net assets; 0.775%
                                        of the Fund's average daily net assets
                                        over $250 million up to $750 million;
                                        and 0.75% of the Fund's average daily
                                        net assets over $750 million.

                         TRANSAMERICA IDEX MUTUAL FUNDS
                   AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT is made as of January 1, 2006 to the Investment Advisory Agreement dated as of June 15, 2004, as amended (the "Agreement"), between Transamerica IDEX Mutual Funds and Transamerica Fund Advisors, Inc. (formerly, AEGON/Transamerica Fund Advisers, Inc.), on behalf of TA IDEX UBS Large Cap Value. In consideration of the mutual covenants contained herein, the parties agree as follows:

COMPENSATION. Any reference to compensation of TA IDEX UBS LARGE CAP VALUE is now revised to reflect the following Advisory Fees:

0.82% of the first $200 million of average daily net assets; 0.76% over $200 million up to $400 million; 0.74% over $400 million up to $750 million; 0.71% over $750 million up to $1 billion; 0.67% over $1 billion up to $1.5 billion; and 0.62% in excess of $1.5 billion

Any reference to compensation of TA IDEX EVERGREEN INTERNATIONAL SMALL CAP, TA IDEX MARSICO INTERNATIONAL GROWTH, TA IDEX TRANSAMERICA SHORT-TERM BOND, TA IDEX VAN KAMPEN EMERGING MARKETS DEBT, TA IDEX VAN KAMPEN SMALL COMPANY GROWTH, TA IDEX J.P. MORGAN MID CAP VALUE AND TA IDEX MERCURY LARGE CAP VALUE remains the same.

In all other respects, the Investment Advisory Agreement dated as of June 15, 2004, as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of January 1, 2006.

                                        TRANSAMERICA FUND ADVISORS, INC.


                                        By:
                                            ------------------------------------
                                        Name: T. Gregory Reymann, II
                                        Title: Vice President


                                        TRANSAMERICA IDEX MUTUAL FUNDS


                                        By:
                                            ------------------------------------
                                        Name: Glenn E. Brightman
                                        Title: Vice President